Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of December 30, 2005 by and between Timothy Looney, an individual (“Executive”) and Irvine Sensors Corporation, a Delaware corporation (“ISC”) and its subsidiaries. For the purposes of this Agreement, ISC and its subsidiaries shall be collectively referred to herein as the “Company.”

1. Duties and Responsibilities.

A. Executive shall serve as a Vice President of ISC and the President of Optex Systems, Inc. (“Optex”) or such other title or position as may be mutually agreed to by the Company and Executive. Executive shall report to and perform the duties and responsibilities assigned to him by the Board of Directors of ISC (the “Board”) and ISC’s Chief Executive Officer, or such other person as may be designated by the Board. Executive shall have primary responsibility for the formulation, implementation and execution of strategic policies relating to the Optex’s business operations, financial objectives, market growth and compliance with applicable laws and regulations, and shall have overall responsibility for the formulation of the business plan for Optex for each fiscal year to be submitted for Board approval.

B. Executive agrees to devote his full time and attention to the Company, to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement fully, faithfully, diligently, competently and to the best of his ability.

C. Executive shall be based at the Company’s office located in Richardson, Texas, but Executive shall be required to travel to other geographic locations in connection with the performance of his executive duties.

2. Commencement Date. Executive’s employment shall commence on January 3, 2006 (the “Commencement Date”).

3. Employment Term. Executive’s employment shall commence as of the Commencement Date and shall end upon the second year anniversary of the Commencement Date (the “Employment Term”).

4. Cash Compensation.

A. Executive’s initial base salary shall be $180,000 per year payable in accordance with the Company’s standard payroll schedule. Executive’s compensation shall be subject to periodic review by the Company, but the base salary shall not be reduced below the amount stated in this Agreement during the Employment Term.

B. The Company shall deduct and withhold from the compensation payable to Executive any and all applicable Federal, State and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

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C. Executive shall be eligible to participate in all incentive stock option Programs that are made available to the Company’s executive officers and for which Executive qualifies, except for the Company’s deferred compensation plan and employee stock bonus plan.

5. Expense Reimbursement. In addition to the compensation specified in Section 3, Executive shall be entitled, in accordance with the reimbursement policies in effect from time to time, to receive reimbursement from the Company for reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder, provided Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form required by the Company, sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities.

6. Fringe Benefits.

A. Executive shall, throughout the Employment Period, be eligible to participate in all group term life insurance plans, group health plans, accidental death and dismemberment plans and other executive perquisites that are made available to the Company’s executive officers and for which Executive qualifies pursuant to the requisite plan requirements.

B. Executive shall earn vacation time during the Employment Period as the Company makes available to its management level employees generally. Vacation shall accrue and be taken pursuant to the Company’s vacation benefit policy and subject to an accrual cap at any give time equal to eight weeks.

7. Employment Termination. Upon termination, the Executive will have no rights to any unvested benefits or any other compensation or payments except as stated in this Section 7.

A. Termination for Cause. In the event the Company terminates Executive’s employment prior to the expiration of the Employment Term for Cause (as defined below), Executive shall receive his wages through the termination date, his accrued but unused vacation, reimbursement of his outstanding expenses incurred in compliance with Section 5 above, and any portion of his other compensation earned through the termination date.

B. Termination Upon Death or Disability. In the event the Company terminates Executive’s employment prior to the expiration of the Employment Term as a result of a Long-Term Disability (as defined below) or upon Executive’s death, the Company shall pay Executive or his estate, his wages earned through the termination date, reimbursement of his outstanding expenses incurred in compliance with Section 5 above, his accrued but unused vacation, any portion of his other compensation earned through the termination date, and the Company shall continue Executive’s base salary for a period of at least three months following the termination date. For the purposes of this Agreement, a “Long-Term Disability” shall mean a long-term disability that after consideration and implementation of reasonable accommodations (provided that no accommodation that imposes undue hardship on the Company will be required), renders or will render Executive unable to perform his essential job functions for a period longer than four months. The determination of Executive’s Long-Term Disability shall be made by Executive’s attending physician unless the Board disagrees with such determination, in

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which case Executive’s Long-Term Disability shall be determined by a majority of three physicians qualified to practice medicine in the State of the Executive’s residence, one to be selected by each of the Executive (or his authorized representative) and the Board and the third to be selected by such two designated physicians.

C. Termination Without Cause. Should the Company terminate Executive’s employment prior to the expiration of the Employment Term other than (i) for Cause; (ii) as a result of Executive’s death, or (iii) as a result of a Long-Term Disability, the Company shall have no further obligation under this Agreement, except as follows: On his last day of employment., the Company shall pay to Executive his wages earned through the termination date, his accrued but unused vacation, reimbursement of his outstanding expenses incurred in compliance with Section 5 above, and any portion of his other compensation earned through the termination date. Furthermore, the Company shall continue to pay Executive’s base salary through the end of the Employment Term. Such payments will be made at the Company’s usual and customary pay intervals and will be subject to all appropriate deductions and withholdings.

D. For Cause. For purposes of this Section 7, “Cause” shall mean that Executive has engaged in any one of the following: (i) financial dishonesty, including, without limitation, misappropriation of funds or property, or any attempt by Executive to secure any personal profit related to the business or business opportunities of the Company without the informed, written approval of the Company’s Board of Directors; (ii) Executive’s refusal for at least ten (10) days to comply with reasonable directives of the Company’s Chief Executive Officer or Board of Directors after receipt by Executive of prior written notice from the Board specifying such noncompliance; (iii) gross negligence or reckless or willful misconduct in the performance of Executive’s duties; (iv) the failure to perform, or continuing neglect in the performance of, duties assigned to Executive for at least ten (10) days after receipt by Executive from the Board of prior written notice of such failure or neglect; (v) misconduct which has a materially adverse effect upon the Company’s business or reputation; (vi) the conviction of, or plea of nolo contendre to, any felony or a misdemeanor involving moral turpitude or fraud; (vii) continuing the material breach of any provision of this Agreement for at least ten (10) days after receipt by Executive from the Board of prior written notice of such breach; of (viii) the violation of Company policies including, without limitation, the Company’s policies on equal employment opportunity and prohibition of unlawful harassment. A termination as a result of a Change in Control shall not constitute Cause.

E. Good Reason. The Executive may terminate his employment under this Agreement for Good Reason if (i) the Executive gives notice to the Company setting forth in reasonable detail his grounds for termination for Good Reason (“Notice of Good Reason”) and (ii) thereafter, the Company fails to cure within ten (10) days the action or inaction described in the Notice of Good Reason. In the event the Executive terminates this Agreement for Good Reason, the Executive shall be entitled to the payments and benefits specified by Section 7(C). For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following events:

(i) a material breach of the Agreement by the Company;

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(ii) a change by the Company in the Executive’s primary work location of more than fifty (50) miles from Optex’s current offices as of the date hereof in Richardson, Texas;

(iii) a material diminution of the Executive’s principal duties as described in Section 1 above; or

(iv) a reduction by the Company in the Executive’s Base Salary or other compensation without his written consent.

(v) a change in Executive’s primary reporting responsibilities such that Executive no longer reports directly to the Chief Executive Officer of ISC.

F. Change in Control. For purposes of this Section 7, “Change In Control” shall mean any of the following transactions effecting a change in ownership or control of the Company:

(i) a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or

(ii) any stockholder-approved transfer or other disposition of all or substantially all of the Company’s assets, or

(iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.

In no event, however, shall a Change in Control be deemed to occur in connection with any public offering of the Common Stock.

G. Effect. In the event there is a Change in Control, and Executive is terminated without Cause within six months in conjunction with or within six months immediately following the closing of such a Change in Control, on his last day of employment with the Company, the Company shall pay to Executive, his accrued but unused vacation, reimbursement of his outstanding expenses incurred in compliance with Section 5 above, and any portion of his other compensation earned through the termination date. Furthermore, the Company shall continue to pay Executive’s base salary through the end of the Employment Term at the Company’s usual and customary pay intervals. Any payments to Executive shall be subject to all appropriate deductions and withholdings.

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8. Restrictive Covenants. During the Employment Period:

(i) Executive shall devote Executive’s full time solely and exclusively to the performance of Executive’s duties described herein, except during periods of illness or vacation periods.

(ii) Executive shall not directly or indirectly provide services to or through any person, firm or other entity except the Company, unless otherwise authorized by the Board in writing.

(iii) Executive shall not render any services of any kind or character for Executive’s own account or for any other person, firm or entity without first obtaining the Company’s written consent.

Executive, however, shall have the right to perform such incidental services as are necessary in connection with Executive’s charitable or community activities, or participation in trade or professional organizations, but only if such incidental services do not interfere with the performance of Executive’s services to the Company.

9. Non-Competition During The Employment Period. Executive acknowledges and agrees that given the extent and nature of the confidential and proprietary information he will obtain during the course of his employment with the Company, it would be inevitable that such confidential information would be disclosed or utilized by the Executive should he obtain employment from, or otherwise become associated with, an entity or person that is engaged in a business or enterprise that directly competes with the Company. Consequently, during any period for which Executive is receiving payments from the Company, either as wages or as a severance benefit, Executive shall not, without prior written consent of the Company’s Board of Directors, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any enterprise which is engaged in any business competitive with or similar to that of the Company; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than one percent (1%) of an outstanding class of Publicly-Traded Securities (as defined below) of any company or other enterprise; provided however, that Executive may not devote any managerial efforts for, or provide any services to, such company or enterprise. For the purposes of this Agreement, the term “Publicly Traded Securities” shall mean securities that are traded on a national securities exchange or listed on the Nasdaq National Market. Notwithstanding the foregoing, Executive shall have the right to perform such incidental services as are necessary in connection with Executive’s charitable or community activities, or participation in trade or professional organizations, but only if (i) such incidental services do not interfere with the performance of Executive’s services to the Company and (ii) any such services do not violate Executive’s obligations under Executive’s Non-Competition Agreement with the Company as of the date hereof.

10. Non-Solicitation. During the Employment Period, and for two (2) years following termination of Executive’s employment, Executive shall not encourage or solicit any of the Company’s employees, independent contractors, consultants or other persons in the employment or service of the Company to leave the Company’s employ or service for any reason

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or interfere in any other manner with employment or service relationships at the time existing between the Company and any of such persons. In addition, Executive shall not, directly or indirectly, solicit or divert away from the Company any business, clients or customers, induce any of the Company’s customers, vendors, clients, licensors, licensees, suppliers, agents or other persons under contract or otherwise associated or doing business with the Company to reduce, alter or terminate any such association or business with the Company, or otherwise interfere in any other manner with any existing business relationship between the Company and any such persons or other third party.

Executive acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of his breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to the termination of this Agreement and any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding Executive from continuing such breach.

11. Proprietary Information. As a condition precedent to Executive’s employment with the Company, Executive will execute the Company’s standard form of Proprietary Information and Assignment of Inventions Agreement. Executive’s obligations pursuant to the Proprietary Information and Assignment of Inventions Agreement will survive termination of Executive’s employment with the Company.

12. Dispute Resolution. Except for the right of the Company and Executive to seek injunctive relief in court, any controversy, claim or dispute of any type arising out of or relating to Executive’s employment or the provisions of this Agreement shall be resolved in accordance with this Section 12 of the Agreement (and Article 2 of Executive’s Non-Competition Agreement), regarding resolution of disputes, which will be the sole and exclusive procedure for the resolution of any such disputes. This Agreement shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated by this reference. Matters subject to these provisions include, without limitation, claims or disputes based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits. Matters to be resolved under these procedures also include claims and disputes arising out of statutes such as the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the California labor code, and the California Fair Employment and Housing Act. Nothing in this provision is intended to restrict Executive from submitting any matter to an administrative agency with jurisdiction over such matter.

A. Mediation. The Company and Executive will make a good faith attempt to resolve any and all claims and disputes relating to the subject matter of this Agreement through good faith negotiations. If such claims and disputes cannot be settled through negotiation, the Company and Executive agree to submit them to mediation in Orange County, California before resorting to arbitration or any other dispute resolution procedure. The mediation of any such claim or dispute must be conducted in accordance with the then-current JAMS procedures for the resolution of employment disputes by mediation, by a mediator who has had both training and experience as a mediator of general employment and commercial matters. If the parties to this Agreement cannot agree on a mediator, then the mediator will be

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selected by JAMS in accordance with JAMS’ strike list method. Within thirty (30) days after the selection of the mediator, the Company and Executive and their respective attorneys will meet with the mediator for one mediation session of at least four (4) hours. If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either the Company or Executive may give the mediator and the other party to the claim or dispute written notice declaring the end of the mediation process. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding. The mediator’s fees will be paid in equal portions by the Company and Executive, unless the Company agrees to pay all such fees.

B. Arbitration. If a claim or dispute relating to the subject matter of this Agreement has not been resolved in accordance with Section 12(A) above, then the claim or dispute will be determined by arbitration in accordance with the then-current JAMS employment arbitration rules and procedures, except as modified herein. The arbitration will be conducted in Orange County, California by a sole neutral arbitrator who has had both training and experience as an arbitrator of general employment and commercial matters and who is, and for at least ten (10) years has been, a partner, a shareholder, or a member in a law firm. If the Company and Executive cannot agree on an arbitrator, then the arbitrator will be selected by JAMS in accordance with Rule 12 of the JAMS employment arbitration rules and procedures. No person who has served as a mediator under the mediation provision, however, may be selected as the arbitrator for the same claim or dispute. Reasonable discovery will be permitted and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which any dispute is subject to the dispute resolution provisions in Section 12 and the arbitrator may award any relief permitted by law. The arbitrator must base the arbitration award on the provisions of Section 12 of the Agreement and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The parties hereto hereby waive to the fullest extent permitted by law any rights to appeal or to review of such award by any court. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under Section 12(B) of the Agreement. At the request of any party, the Arbitrator, attorneys, parties to the arbitration, witnesses, experts, court reporters or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. The arbitrator’s fees will be paid in full by the Company, unless Executive agrees in writing to pay some or all of such fees.

C. Interim Actions. Notwithstanding the foregoing, a party may apply to a court of competent jurisdiction within the State of California for relief in the form of a temporary restraining order or preliminary injunction, pending appointment of an arbitrator or pending final determination of a claim through arbitration in accordance with this Section 12. In the event a dispute is submitted to arbitration hereunder during the term of this Agreement, the parties shall continue to perform their respective obligations hereunder, subject to any interim relief that may be ordered by the arbitrator or by a court of competent jurisdiction pursuant to the previous sentence.

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D. Fees. Unless otherwise agreed, the prevailing party (if a prevailing party is determined to exist by the arbitrator or judge) will be entitled to its costs and attorneys’ fees incurred in any arbitration or other proceeding relating to the interpretation or enforcement of this Agreement.

E. Acknowledgement. EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 12, WHICH DISCUSSES MEDIATION AND ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO MEDIATION AND ARBITRATION, AND THAT THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN THIS SECTION 12 CONSTITUTE A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL.

13. Successors and Assigns. This Agreement is personal in its nature and the Executive shall not assign or transfer his rights under this Agreement. The provisions of this Agreement shall inure to the benefit of, and shall be binding on, each successor of the Company whether by merger, consolidation, transfer of all or substantially all assets, or otherwise, and the heirs and legal representatives of Executive.

14. Notices. Unless otherwise provided, all notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after deposit with a nationally recognized overnight courier, prepaid and specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as hereinafter set forth:

To the Company:	Irvine Sensors Corporation
3001 Red Hill Avenue
Building #4
Costa Mesa, CA 92626-4532
Attention: Chief Executive Officer

To Executive:	Timothy Looney
4306 Savannah Circle
Parker, TX 75002

Any party may change its address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this section.

15. Governing Documents. This Agreement, along with the documents expressly referenced in this Agreement, constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the

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Company and the payment of severance benefits, and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by Executive and an authorized officer of the Company. Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Company are terminated and cancelled in their entirety and are of no further force or effect.

16. Governing Law. The provisions of this letter agreement will be construed and interpreted under the laws of the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole.

17. Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder, or may seek damages or specific performance in the event of another party’s breach hereunder, or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

18. Severability. If one or more provisions of this Agreement are held to be unenforceable, invalid, or illegal in any jurisdiction by reason of the scope, extent or duration of its coverage, then such a provision shall be deemed amended to the extent necessary to confirm to applicable law so as to be valid and enforceable or, if such a provision cannot be so amended without materially altering the intentions of the parties, then such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

19. No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed as, a waiver of any later breach of that provision.

20. Entire Agreement. This Agreement (including the exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersedes any prior agreements or understandings with respect thereto.

21. Disclosure. Executive agrees fully and completely to reveal the terms of this Agreement to any future employer or potential employer of Executive and authorizes the Company, at its election, to make such a disclosure.

22. Representation of Executive. Executive represents and warrants to the Company that Executive is free to enter into this Agreement and has no contract, commitment, arrangements or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services and duties provided in this Agreement. Executive has had opportunity to consult with independent counsel of his choice prior to agreeing to the terms of this Agreement and enters into the agreement, knowingly, willingly and

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voluntarily. Executive agrees to indemnify the Company and hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Executive that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.

23. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, this Agreement is made and entered into as of the date first above written.

COMPANY:	IRVINE SENSORS CORPORATION

	By:	/s/ JOHN CARSON
John Carson,
President and Chief Executive Officer

EXECUTIVE:		/s/ TIMOTHY LOONEY
Timothy Looney, an individual

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